Exhibit 99.1

FOR IMMEDIATE RELEASE
At Johnson Outdoors Inc.
David Johnson                                                   Cynthia Georgeson
VP & Chief Financial Officer                         VP - Worldwide Communication
262-631-6600                                                          262-631-6600

JOHNSON OUTDOORS COMPLETES
NEW FINANCING STRUCTURE

RACINE, WISCONSIN, September 30, 2009……Johnson Outdoors Inc. (Nasdaq: JOUT), a leading global outdoor recreation company, today announced it has refinanced and restructured the Company’s debt, thereby reducing estimated 2010 borrowing costs by more than 40 percent compared with Fiscal Year 2009.

  The highlights of the debt refinancing include:

●	Total debt availability of up to $84.9 million through two new credit facilities secured primarily by the Company’s U.S. assets. All related loan agreements have been signed and closed.
●	A revolving credit facility that provides financing of up to $69 million which matures in 2012 with availability based on eligible account receivables and inventory. The facility is reduced to $46 million from mid-July to mid-November, consistent with the Company’s reduced working capital needs throughout that period, and requires an annual seasonal pay down to $25 million for 60 days. PNC Capital Markets is the lead agent of four participating lenders in this short-term facility.
●
A long-term facility that provides up to $15.9 million which matures in 15 to 25 years and is guaranteed in part by a USDA Rural Development program. Ridgestone Bank of Brookfield, Wisconsin arranged the term loan.

●	Both credit facilities bear interest on a floating rate basis. The interest rate on the revolving credit facility is based primarily on LIBOR plus 3.25 percent with a minimum LIBOR floor of 2.0 percent. Interest on $9.3 million of the long-term facility is based on the prime rate plus 2.0 percent, and the remainder on prime rate plus 2.75 percent. Both compare favorably to the interest rate on the Company’s previous financing agreement, which was based on LIBOR plus 5.0 percent and a minimum LIBOR floor of 3.5 percent.
●	The Company anticipates completion on a loan agreement within the next 30 days related to its Canadian assets which would provide up to $6.0 million in additional debt availability through a revolving credit facility. Upon completion of the Canadian credit facility, the Company’s combined revolving credit facilities will provide a total of up to $75 million in financing which is reduced to a total of $50 million from mid-July to mid-November; and, the Company’s total debt availability will be $90.9 million.
●	The restructured debt significantly reduces the Company's borrowing costs, from approximately $5.8 million in Fiscal Year 2009 to an estimated $3.3 million in 2010.
●	One-time costs of $1.2 million to be paid at closing.
●	Financial covenants for the two facilities are largely congruent and allow the Company the flexibility needed to execute its strategic plan.

The new financing structure replaces the Company's current amended credit agreements which were arranged by JP Morgan Chase and would have matured in 2010.

“We have been working diligently with lenders on an improved debt structure that better reflects our seasonal needs and stronger balance sheet, and we are pleased to have completed such a comprehensive debt restructuring in a very challenging refinancing market.  Our ability to do so indicates the confidence of our lenders in our commitment to continue doing the right things to ensure sustained profitable growth going forward," said David W. Johnson, Chief Financial Officer.

For additional information regarding the refinancing, please see the Company’s Form 8-K filed today with the Securities and Exchange Commission.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle and Lendal® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® fishfinders; Geonav® marine electronics; SCUBAPRO® UWATEC® and Seemann® dive equipment; Silva® compasses; Tech4O® digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of and disputes with companies that compete with the Company; the Company’s success in managing inventory; fluctuations in LIBOR and prime lending  rates which could result in higher than anticipated borrowing costs; risk of future write-downs of goodwill or other intangible assets; ability of the Company’s customers to meet payment obligations; movements in foreign currencies; the Company’s success in restructuring of its Watercraft and Diving operations; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.